Exhibit 10.2

October 23, 2019
Mr. Kent A. Hansen
KentHansenCPA@gmail.com
RE:    Employment Offer Letter
Dear Kent:
It is with great pleasure that I write to you today to extend this offer to join the team as an employee of Kingsway America Inc. (the “Company”). The following is a summary of the terms of the offer, which is contingent upon satisfactory completion of the pre-employment requirements listed below. It is our understanding that you are not subject to any non-competition contract or any other agreement that would otherwise restrict your employment opportunities or your ability to discharge your duties as an employee of the Company. Should this not be the case, please let me know immediately.

•	Your position will be Chief Financial Officer, reporting to John T. Fitzgerald, President of the Company, beginning on December 1, 2019 or such other date as we may agree upon.

•	Your annual base pay will be $360,000, payable in equal, semi-monthly installments.

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You will be eligible for an annual discretionary bonus of up to 40% of base salary. In lieu of bonus eligibility with respect to the 2019 fiscal year, you will be eligible to receive a cash bonus of $50,000 with respect to such fiscal year, payable in accordance with the Company’s past practices with respect to senior management cash bonuses.

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You will be included in all benefit programs available to regular, full time employees of the Company, and will be eligible to take up to five (5) weeks of vacation and six (6) days of personal time annually.

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The board of directors of Kingsway Financial Services Inc. (“KFS”), the Company’s publicly traded parent company, views equity ownership as a key performance incentive for the Company’s senior management team. Accordingly, when the plan is ultimately approved by KFS’ shareholders, the Company anticipates that you will be eligible to receive annual equity incentive grants under the Company’s equity incentive plan. At this time it is expected that annual grants will be subject to vesting in accordance with the terms of the plan and the applicable grant agreements and will have an aggregate grant date value of approximately 50% of your base salary.

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The Company is committed to providing its employees with a safe and drug-free environment and, therefore, all employment offers are contingent upon successful completion of a pre-employment drug screen. Failure to schedule and complete this drug screen may result in the rescission of your employment offer.

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Your employment is also contingent upon the successful completion of a background check, which does not reveal any item in your past that, in the sole opinion of the Company, would prevent you from being successful at your job.

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While it is our sincere hope that our working relationship will be a long and fulfilling one, we remind you that the Company is an “at will” employer. As such, the Company does not offer employment on a fixed term basis. Your employment will be “at will”, meaning that you will not have a contract for a specific duration. Either you or the Company can terminate the employment relationship at any time for any non-discriminatory reason, with or without cause. Without limitation of the foregoing, in the event your employment with the Company is terminated by the Company without “cause” after the first anniversary of the commencement of your employment, you will be entitled to receive as severance a lump sum payment equal to 100% of your then-current base salary, subject to your execution of a separation and release agreement in a form reasonably acceptable to the Company.

By signing this offer letter, you acknowledge and agree that (a) you have not relied, and are not relying, on any oral or written statements, promises or representations made by any employee, agent or representative of the Company that are not expressly set forth in this offer letter, and (b) you are not bound by any agreement or obligation (including, without limitation, any confidentiality, non-competition or non-solicitation covenant or agreement) that could restrict you from performing the functions of your position to the best of your ability.

Exhibit 10.2

We are delighted that you have entertained this opportunity and will be very pleased to have you join the Company and participate in its anticipated success. Please acknowledge your understanding of the foregoing by signing and dating a copy of this letter in the space provided below and returning this letter to John T. Fitzgerald by Friday, October 25, 2019. In the meantime, please do not hesitate to contact me with any questions or concerns you may have.
Sincerely,
KINGSWAY AMERICA INC.
/s/ John T. Fitzgerald
John T. Fitzgerald, President
I have carefully read, and I understand, acknowledge and agree to, all of the terms and conditions set forth in this offer letter, and I hereby accept employment with the Company on those terms and subject to those conditions. I understand that this is an employment-at-will relationship. I understand that this offer letter is the sole component of this offer of employment.

/s/ Kent A. Hansen
Kent A. Hansen
Date: October 30, 2019